Filed Pursuant to Rule 424(b)(4)
Registration No. 333-170129

Prospectus Supplement
(To Prospectus dated November 15, 2010)

2,690,244 shares
Common Stock

The selling stockholders named in this prospectus supplement are offering an aggregate of up to 2,690,244 shares of our common stock.  We will not receive any of the proceeds from the sale of any shares of our common stock by the selling stockholders.

Our common stock is quoted on the Nasdaq Global Market under the symbol “OMPI.” On November 18, 2010, the last reported sale price of our common stock on the Nasdaq Global Market was $10.70 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 4 of the accompanying prospectus and in the documents we incorporate by reference in this prospectus for information you should consider before buying our common stock.

	Per Share	Total
Public offering price	$10.25	$27,575,001
Underwriting discount	$0.41	$1,103,000
Proceeds, before expenses, to the selling stockholders	$9.84	$26,472,001

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Stifel Nicolaus Weisel

The date of this prospectus is November 18, 2010

 TABLE OF CONTENTS

Prospectus Supplement

Base Prospectus

We and the selling stockholders have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, any accompanying prospectus or any free writing prospectus delivered by or on behalf of us. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement, any accompanying prospectus or any free writing prospectus delivered by or on behalf of us. This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is accurate only as of the date on the front of this prospectus supplement and any information we have incorporated by reference in this prospectus supplement is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus supplement, unless the context indicates otherwise, we use the terms “Obagi Medical Products,” “Obagi,” “we,” “us” and “our” to refer to Obagi Medical Products, Inc. and its subsidiaries on a consolidated basis.

ABOUT THIS PROSPECTUS SUPPLEMENT

    This document consists of two parts. The first part is the prospectus supplement, which describes the terms of this offering of shares of our common stock by the selling stockholders. The second part is the accompanying prospectus, which provides more general information. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of this offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement contains information about the shares of common stock offered in this offering by the selling stockholders and may add, update or change information in the accompanying prospectus. Before you invest in shares of our common stock, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading “Incorporation of Certain Information by Reference” in the accompanying prospectus.

    Terms used, but not defined, in this prospectus supplement shall have the meanings ascribed to them in the accompanying prospectus.

PRICE RANGE OF OUR COMMON STOCK

    Our common stock is traded on the Nasdaq Global Market under the symbol “OMPI.” The following table sets forth, for the periods indicated, the high and low closing prices per share of our common stock as reported on the Nasdaq Global Market.

	High	Low
Fiscal year ended December 31, 2010
First Quarter	$12.98	$10.21
Second Quarter	14.16	11.82
Third Quarter	12.33	9.74
Fourth Quarter (through November 18, 2010)	12.68	10.18

Fiscal year ended December 31, 2009
First Quarter	$7.99	$4.00
Second Quarter	7.59	5.22
Third Quarter	11.60	7.03
Fourth Quarter	12.00	10.12

Fiscal year ended December 31, 2008
First Quarter	$19.05	$8.68
Second Quarter	9.75	6.86
Third Quarter	10.61	8.00
Fourth Quarter	9.68	5.58

    On November 18, 2010, the last reported sale price of our common stock on the Nasdaq Global Market was $10.70 per share.

OUR REPURCHASE OF SHARES FROM THE SELLING STOCKHOLDERS

    On November 15, 2010, we entered into an agreement with the selling stockholders named herein under which we are obligated to purchase an aggregate of $35.0 million worth of shares of our common stock from the selling stockholders, subject to certain conditions.  The purchase price per share to be paid to the selling stockholders will be the same price paid by the underwriter to purchase shares from the selling stockholders in this offering; provided, however, that if the purchase price to be paid by us is greater than $13.00 per share, we will not purchase any shares from the selling stockholders.  Our purchase from the selling stockholders is also conditioned on the sale of shares in this offering, and we expect our purchase of the shares from the selling stockholders to close on the third business day following the selling stockholders’ sale of their shares to the underwriter.

SELLING STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock by the selling stockholders as of November 10, 2010, and as adjusted to reflect the sale of the shares of common stock offered in this offering by the selling stockholders.

	Beneficial Ownership Prior to this Offering		Number of Shares to be Sold in this Offering	Number of Shares to be Repurchased by Us	Beneficial Ownership After this Offering
Name of Selling Stockholder	Number	Percentage			Number(3)	Percentage
Stonington Capital Appreciation 1994 Fund, L.P.(1)	4,722,285	21.4%	2,033,617	2,688,668	—	—
The Zein and Samar Obagi Family Trust(2)	1,524,869	6.9%	656,627	868,242	—	—

(1)
Stonington Capital Appreciation 1994 Fund, L.P. (the “Stonington Fund”) is the record holder of 4,722,285 shares of our common stock. The Stonington Fund is a Delaware limited partnership whose limited partners consist of certain institutional investors, formed to invest in corporate acquisitions organized by Stonington Partners, Inc. Stonington Partners, L.P., a Delaware limited partnership, is the general partner in the Stonington Fund with a 1% economic interest. Except for such economic interest, Stonington Partners, L.P. disclaims beneficial ownership of the shares set forth above. Stonington Partners, Inc. II is the general partner of, with a 1% interest in, Stonington Partners, L.P. Except for such economic interest, Stonington Partners, Inc. II disclaims beneficial ownership of the shares set forth above. Pursuant to a management agreement with the Stonington Fund, Stonington Partners, Inc. has full discretionary authority with respect to the investments of the Stonington Fund, including the authority to make and dispose of such investments. Furthermore, Stonington Partners, Inc. has a 1% economic interest in Stonington Partners, L.P. Stonington Partners, Inc. disclaims beneficial ownership of the shares set forth above. The address for each of the entities listed in this footnote, as well as Stonington management, is c/o Stonington Partners, Inc., 600 Madison Avenue, New York, NY 10022.

(2)
Dr. Zein Obagi, our former Executive Medical Director and former member of our Board of Directors, is Trustee of The Zein and Samar Obagi Family Trust. As Trustee, Dr. Obagi holds sole voting and investment authority over these shares.

(3)
Reflects our repurchase of additional shares of common stock from the selling stockholders as described above.  Upon completion of the transaction contemplated in this prospectus supplement and our repurchase of shares from the selling stockholders, it is our understanding that the selling stockholders will cease to own any shares of our common stock.

Additional information regarding related party transactions affecting the selling stockholders can be found in the accompanying prospectus under the heading “Selling Stockholders—Certain Relationships and Related Transactions.”

UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and Stifel, Nicolaus & Company, Incorporated, the underwriter named below has agreed to purchase from the selling stockholders the aggregate number of shares of our common stock set forth below:

Underwriter	Number of Shares
Stifel, Nicolaus & Company, Incorporated
Total	2,690,244

    The underwriting agreement provides that the obligations of the underwriter are subject to various conditions, including approval of legal matters by counsel. The nature of the underwriter’s obligations commits it to purchase and pay for all of the shares listed above if any are purchased.

    The underwriter expects to deliver the securities offered hereby on or about November 24, 2010.

Commissions and Discounts

    The underwriter proposes to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After this offering, the offering price and other selling terms may be changed by the underwriter. The shares are offered subject to receipt and acceptance by the underwriter and to the other conditions of the offering, including the right to reject orders in whole or in part.

    The following table summarizes the compensation to be paid to the underwriter by the selling stockholders and the proceeds, before expenses, payable to the selling stockholders:

	Per Share	Total
Public offering price	$10.25	$27,575,001
Underwriting discount	$0.41	$1,103,000
Proceeds, before expenses, to the selling stockholders	$9.84	$26,472,001

    In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

Indemnification of Underwriter

    We and the selling stockholders will indemnify the underwriter against some civil liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriter may be required to make in respect of those liabilities.

No Sales of Similar Securities

    Each of our directors and officers and certain of our stockholders have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock, subject to certain exceptions, without the prior written consent of Stifel, Nicolaus & Company, Incorporated for a period of 90 days after the date of this prospectus supplement. Notwithstanding the foregoing, if (a) during the last 17 days of this 90-day period, we release or publish financial results or results from operations or announce material news or a material event or (b) prior to the expiration of this 90-day period, we announce that we will release or publish financial results or results from operations during the 15-day period following the last day of the 90-day period, then in each case the above restrictions will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, subject to certain exceptions, unless Stifel, Nicolaus & Company, Incorporated waives, in writing, such extension.  Notwithstanding the foregoing, our officers, directors and certain stockholders may, subject to various conditions, transfer shares of our common stock:

•	as a bona fide gift or gifts;

•	to any trust for the direct or indirect benefit of the selling stockholder or the immediate family of the selling stockholder; or

•
as a distribution to limited partners, members or beneficiaries of the selling stockholder, as applicable, if the selling stockholder is a limited partnership, limited liability company or a trust, or to the estates of any such partners, members or beneficiaries; or

•	to the selling stockholders’ affiliates or stockholders if the selling stockholder is a corporation.

    Subject to certain exceptions, we have agreed that for a period of 90 days after the date of this prospectus supplement, subject to extension as described above, we will not, without the prior written consent of Stifel, Nicolaus & Company, Incorporated, offer, sell, contract to sell or otherwise dispose of any shares of common stock or any securities that are substantially similar to the common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock or any such substantially similar securities, except for:

•	shares of common stock offered in this offering;

•	grants of stock options or restricted stock or restricted stock units pursuant to our existing stock option plans; or

•	shares of our common stock that are issued upon the exercise of options granted under our existing stock option plans.

Nasdaq Capital Market Listing

    Our common stock is quoted on the Nasdaq Global Market under the symbol “OMPI.”

Certain Services Provided by the Underwriter

    The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriter may effect transactions for its own account or the account of customers, and hold on behalf of itself or its customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

PROSPECTUS

 6,247,154 shares

Common Stock

This prospectus relates to the resale of up to 6,247,154 shares of the common stock of Obagi Medical Products, Inc. that the selling stockholders named in this prospectus may offer for sale from time to time. The registration of these shares does not necessarily mean that the selling stockholders will offer or sell all or any of these shares. We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders, but we will incur expenses in connection with the registration of these shares.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section entitled “Plan of Distribution” beginning on page 12 of this prospectus. We will not be paying any underwriting discounts or commissions in this offering.

Our common stock is quoted on the Nasdaq Global Market under the symbol “OMPI.” On November 12, 2010, the last reported sale price of our common stock on the Nasdaq Global Market was $11.39 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 4 of this prospectus and in the documents we incorporate by reference in this prospectus for information you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 15, 2010

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, or will be filed or incorporated by reference, as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

We and the selling stockholders have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus delivered by or on behalf of us. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus delivered by or on behalf of us. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date on the front of this prospectus and any information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless the context indicates otherwise, we use the terms “Obagi Medical Products,” “Obagi,” “we,” “us” and “our” to refer to Obagi Medical Products, Inc. and its subsidiaries on a consolidated basis.

Obagi®, Nu-Derm®, Obagi-C® RX, CLENZIderm M.D. Acne Therapeutic Systems®, Condition & Enhance®, ELASTIderm®, Penetrating Therapeutics™ and Rosaclear® are our trademarks. This prospectus may also contain trademarks and tradenames of other companies.

ABOUT THIS PROSPECTUS

This prospectus relates to the resale of up to 6,247,154 shares of the common stock of Obagi Medical Products, Inc. that the selling stockholders named in this prospectus or any accompanying prospectus supplement may offer for sale from time to time. This prospectus provides you with a general description of the common stock the selling stockholders may offer.  Upon our being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file an amendment to the registration statement that contains this prospectus or a prospectus supplement pursuant to Rule 424(b) under the Securities Act of 1933, as amended, or the Securities Act. We may also add, update or change in an amendment to the registration statement that contains this prospectus or in a prospectus supplement any of the information contained in this prospectus. We are registering these shares in connection with the terms of an Investors’ Rights Agreement between the selling stockholders and us. While the number of shares being registered represents the total number of shares that may be sold by the selling stockholders, the registration of these shares does not necessarily mean that the selling stockholders will offer or sell all or any of these shares. Before purchasing our common stock, you should carefully read this prospectus, together with the additional information described under the heading, “Where You Can Find More Information.”

This prospectus contains and incorporates by reference market data, industry statistics and other data that has been obtained from, or compiled from, information made available to us by third parties. We have not independently verified their data.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You can inspect and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of these materials by mail at prescribed rates by writing to the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The Commission also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. We also maintain a website at www.obagi.com. We make our periodic and current reports, together with amendments to these reports, available on our website, free of charge, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on our website is not incorporated by reference in this prospectus and you should not consider it a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits. You can obtain a copy of this registration statement from the SEC at the address listed above or from the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 15, 2010;

•	Our Definitive Proxy Statement for the 2010 Annual Meeting of Stockholders filed with the SEC on April 30, 2010;

•	Our Quarterly Reports on Form 10-Q for the three months ended March 31, 2010, June 30, 2010 and September 30, 2010 filed with the SEC on May 7, 2010, August 9, 2010 and November 4, 2010, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on January 11, 2010, June 9, 2010, September 9, 2010, October 18, 2010, October 26, 2010 and November 15, 2010; and

•
The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on December 11, 2006, including any amendment or report filed for the purpose of updating that description.

You should read the information relating to us in this prospectus together with the information in the documents that are incorporated by reference.

If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents are available from us without charge, excluding all exhibits not specifically incorporated by reference into this prospectus. You may request a copy of these documents by writing to or telephoning us at:

Investor Relations
Obagi Medical Products, Inc.
3760 Kilroy Airport Way
Suite 500
Long Beach, CA 90806
(562) 628-1007

You should rely only on the information incorporated by reference or provided in this prospectus or any accompanying prospectus supplement. We have not authorized anyone else to provide you with different information.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement, and the documents they incorporate by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on our management's beliefs and assumptions and on the information then available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, and the effects of future regulation, litigation and/or competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Therefore, our actual results may differ materially from those expressed in the forward-looking statements. We describe some of the risks, uncertainties and assumptions that could cause such differences or materially affect our results of operations in the “Risk Factors” section and elsewhere in this prospectus, including the risks incorporated by reference in this prospectus from our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention to update forward-looking statements after this prospectus is distributed, whether as a result of new information, future events, changes in assumptions or otherwise.

ABOUT OBAGI

Headquartered in Long Beach, California, Obagi Medical Products, Inc. is a specialty pharmaceutical company that develops, markets and sells, and is a leading provider of, proprietary topical aesthetic and therapeutic prescription-strength skin care systems in the physician-dispense market. Our systems are designed to prevent and improve some of the most common and visible skin disorders in adult skin. The foundation of our company began in 1988 with the creation of the Obagi Nu-Derm System, developed by leading skincare experts. In 1997, we began operations under the name Obagi Medical Products, Inc.

Our net sales have grown from $35.6 million in 2001 to $104.1 million in 2009.  Since our inception, we have introduced multiple product lines, and expanded our sales force and commercial operations. We sell our products through a direct sales force in the United States and internationally through distribution partners in 46 countries across North America, Central America, South America, Europe, the Middle East and Asia.

Over the years, we have developed prescription-strength skin health products and systems primarily for the dermatology, plastic surgery, and related aesthetic markets. Using our Penetrating Therapeutics technologies, our products are designed to improve penetration of prescription and cosmetic agents across the skin barrier for common and visible skin conditions in adult skin including premature aging, photodamage, hyperpigmentation (irregular or patchy discoloration of the skin), acne, sun damage, rosacea and soft tissue deficits, such as fine lines and wrinkles.

The Obagi Nu-Derm System consists of topical products, which when used as a system result in substantial improvement to many of these skin related conditions. We continue to maintain our  position as a market leader in the physician-dispensed skin health channel by having launched several new systems of products, including the Obagi-C Rx System, which is a prescription-strength system that reduces the early effects of sun damage and evens skin tone through the use of Vitamin C and hydroquinone; the Condition & Enhance System, developed to enhance the results of physician delivered surgical and non-surgical cosmetic procedures; the ELASTIderm family of products, developed to restore skin elasticity and collagen production, reduce fine lines and wrinkles around the eyes and décolletage, and enhance the appearance of eyelashes; the CLENZIderm M.D. Acne Therapeutic Systems developed to treat and prevent acne at its root; and the Rosaclear System, developed specifically for the treatment and prevention of the signs and symptoms of rosacea.

Because the Obagi systems and products contain prescription-strength formulations, the systems are only available through physicians, primarily dermatologists, plastic surgeons, medical spas and other skin care and medical specialists.

The company was founded as WorldWide Product Distribution, Inc., or WorldWide, in 1988. OMP Acquisition Corporation was formed as a California corporation in October 1997 to purchase substantially all of the assets and to assume the accounts payable and related operating liabilities of WorldWide and subsequently changed its name to Obagi Medical Products, Inc. in December 1997. OMP, Inc., referred to as OMP, was incorporated in Delaware in November 2000 and, in January 2001, Obagi Medical Products, Inc. was merged into OMP, with OMP as the surviving corporation. In December 2004, the stockholders of OMP exchanged their shares of OMP for an equal number of shares in a newly formed holding company incorporated in Delaware, Obagi Medical Products, Inc., which became the parent holding company for all existing operations of OMP.

Our principal executive offices are located at 3760 Kilroy Airport Way, Suite 500, Long Beach, California 90806 and our telephone number at that location is (562) 628-1007.

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2009, and any risk factors and other information set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act before making an investment decision. The risks and uncertainties described in those documents and others that we file with the SEC are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business. If any of these known or unknown risks or uncertainties actually occurs, our business and results of operations may be seriously harmed and you may lose all or part of your investment in our common stock. Please also refer to the section above entitled “Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders pursuant to this prospectus. Each selling stockholder will pay any underwriting discounts and commissions incurred by the selling stockholder in disposing of the shares covered by this prospectus. We will bear substantially all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of counsel and our accountants.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation and second amended and restated bylaws, which are set forth as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

Authorized Capitalization

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of September 30, 2010, an aggregate of 22,036,515 shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Common Stock

Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. The holders of our common stock are entitled to dividends when and as declared by our Board of Directors, subject to any preferential dividend rights that may be granted to holders of any preferred stock authorized and issued by our Board of Directors in the future.

Our amended and restated certificate of incorporation does not provide for cumulative voting in connection with the election of directors. Accordingly, directors will be elected by a plurality of the shares voting once a quorum is present. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Under our amended and restated certificate of incorporation, our Board of Directors, without any further action by our stockholders, is authorized to issue shares of preferred stock in one or more classes or series. The Board of Directors may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company. We currently have no plans to issue any shares of preferred stock.

Dividends

In February 2005, we declared and paid a $3.60 per share common stock dividend, totaling approximately $63.1 million, in cash. We currently intend to retain all available funds and any future earnings for use in the operation of our business and for other corporate purposes, and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to compliance with certain covenants under our credit facilities, which restrict or limit our ability to declare or pay dividends, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors may deem relevant.

Registration Rights

As of September 30, 2010, the holders of 6,247,154 shares of our common stock had the right to register those shares under the Securities Act pursuant to the terms of an Investors' Rights Agreement by and between those stockholders and us.  Under the Investors’ Rights Agreement, certain holders of registrable securities are entitled to notice of any registration of common stock that we initiate and have the right, subject to certain specified limitations, to include their registrable shares in any such registration. This requirement will terminate upon the earlier of (i) the time such stockholder is no longer deemed our affiliate under the Securities Act and owns less than 2% of our outstanding stock and (ii) December 2011.

Additionally, subject to certain limitations and a possible 60-day deferral by the Board of Directors, the holders of these registrable securities can require us to file an unlimited number of additional registration statements on Form S-3. However, in the event the registrable securities cannot be registered on Form S-3, holders of a majority of the outstanding registrable securities can require us to file up to three other registration statements. This requirement may be deferred up to 120 days if the Board of Directors determines that the registration would be detrimental to us and our stockholders, and terminates in December 2011. To date, the holders of outstanding registrable securities under the Investors’ Rights Agreement have required us to file one other such registration statement.

We have agreed to pay certain expenses of the holders of these registrable securities, other than underwriting discounts and commissions.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Charter Provisions

Delaware law

We are subject to Section 203 of the Delaware General Corporation Law, or DGCL, an anti-takeover law. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in any business combination with an interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

 Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Amended and restated certificate of incorporation and bylaw provisions

Our amended and restated certificate of incorporation and second amended and restated bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders.

Authorized but unissued or undesignated capital stock. Our authorized capital stock consists of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. No shares of preferred stock are currently outstanding. As of September 30, 2010, we had outstanding 22,036,515 shares of common stock. The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the Board of Directors in one or more transactions. In this regard, our amended and restated certificate of incorporation grants the Board of Directors broad power to establish the rights and preferences of authorized, unissued and undesignated preferred stock. The issuance and designation of shares of preferred stock pursuant to the Board of Directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control. The Board of Directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

Special meetings of stockholders.  Our second amended and restated bylaws provide that special meetings of our stockholders may be called only by our Board of Directors.

No stockholder action by written consent.  Our amended and restated certificate of incorporation and second amended and restated bylaws provide that an action required or permitted to be taken at any annual or special meeting of our stockholders may only be taken at a duly called annual or special meeting of stockholders. This provision prevents stockholders from initiating or effecting any action by written consent, and thereby taking actions opposed by the Board of Directors.

Notice procedures.  Our second amended and restated bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our amended and restated certificate of incorporation or bylaws. These procedures provide that notice of such stockholder proposals must be received in writing by our Secretary not less than 90 or more than 120 days before the first anniversary of the date on which we first mailed proxy materials for our previous year's annual stockholder meeting. The notice must include a brief description of the business desired to be brought before the meeting, the name and address of the stockholder proposing such business and the class and number of shares owned by such stockholder.

Limitation of Director Liability

Our amended and restated certificate of incorporation limits the liability of our directors (in their capacity as directors but not in their capacity as officers) to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability:

•	for any breach of the director's duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

Indemnification Arrangements

Our second amended and restated bylaws provide that our directors and officers shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors and executive officers that provide them with rights to indemnification and expense advancement to the fullest extent permitted under the DGCL.

Transfer Agent and Registrar

American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “OMPI.”

SELLING STOCKHOLDERS

The following table sets forth the name of each selling stockholder, the number of shares of common stock beneficially owned by each selling stockholder as of November 10, 2010, the number of shares of common stock that each selling stockholder may offer and sell pursuant to this prospectus, and the number of shares of common stock to be beneficially owned by each selling stockholder after completion of the offering. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the selling stockholders have voting and investment power.  Percentage of beneficial ownership is based upon 22,036,515 shares of common stock outstanding on November 10, 2010.  The information with respect to beneficial ownership of common stock held by each selling stockholder is based upon information supplied or confirmed by such selling stockholder.

We are registering these shares in connection with the terms of an Investors’ Rights Agreement between the selling stockholders and us. See “Description of Capital Stock—Registration Rights.” In addition, the selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

	Beneficial Ownership Prior to this Offering		Number of Shares to be Sold in this Offering	Beneficial Ownership After this Offering
Name of Selling Stockholder	Number	Percentage		Number	Percentage
Stonington Capital Appreciation 1994 Fund, L.P. (1)	4,722,285	21.4%	4,722,285	—	—
The Zein and Samar Obagi Family Trust (2)	1,524,869	6.9%	1,524,869	—	—

(1)
Stonington Capital Appreciation 1994 Fund, L.P. (the “Stonington Fund”) is the record holder of 4,722,285 shares of common stock. The Stonington Fund is a Delaware limited partnership whose limited partners consist of certain institutional investors, formed to invest in corporate acquisitions organized by Stonington Partners, Inc. Stonington Partners, L.P., a Delaware limited partnership, is the general partner in the Stonington Fund with a 1% economic interest. Except for such economic interest, Stonington Partners, L.P. disclaims beneficial ownership of the shares set forth above. Stonington Partners, Inc. II is the general partner of, with a 1% interest in, Stonington Partners, L.P. Except for such economic interest, Stonington Partners, Inc. II disclaims beneficial ownership of the shares set forth above. Pursuant to a management agreement with the Stonington Fund, Stonington Partners, Inc. has full discretionary authority with respect to the investments of the Stonington Fund, including the authority to make and dispose of such investments. Furthermore, Stonington Partners, Inc. has a 1% economic interest in Stonington Partners, L.P. Stonington Partners, Inc. disclaims beneficial ownership of the shares set forth above. The address for each of the entities listed in this footnote, as well as Stonington management, is c/o Stonington Partners, Inc., 600 Madison Avenue, New York, NY 10022.

(2)
Dr. Zein Obagi, our former Executive Medical Director and former member of our Board of Directors, is Trustee of The Zein and Samar Obagi Family Trust. As Trustee, Dr. Obagi holds sole voting and investment authority over these shares.

Certain Relationships and Related Transactions

Except as set forth below, neither of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.

Stonington Fund

John A. Bartholdson, a member of our Board of Directors, and Albert J. Fitzgibbons, a member and the Chairman of our Board of Directors, together with James J. Burke, Bradley J. Hoecker and Alexis P. Michas, serve on the board of directors of Stonington Partners, Inc., which has voting and dispositive authority for the Stonington Fund.  From time to time we reimburse Messrs. Bartholdson and Fitzgibbons for expenses related to travel to and from board meetings and we compensate them for serving on the Board of Directors and certain of its committees.

Dr. Zein Obagi

2006 Agreement.  On June 29, 2006, we and our wholly-owned subsidiary, OMP, Inc. (“OMP” and together with Obagi Medical Products, Inc. the “OMP Entities”) entered into a five year agreement (the “Agreement”) with Zein Obagi, M.D., our former Executive Medical Director and former member of our Board of Directors (“Dr. Obagi”), Zein E. Obagi, M.D. Inc. (“Obagi Inc.” and together with Dr. Obagi, the “Obagi Entities”), Samar Obagi, The Zein and Samar Obagi Family Trust and Skin Health Properties, Inc. (the “Marketer”) (collectively, the “Dr. Obagi Parties”).  The Agreement provided, among other things, that the Obagi Entities and/or the Marketer would promote and provide services to support the marketing of the OMP Entities’ products, including the oversight of property OMP leases in Beverly Hills, California. Additionally, the Obagi Entities agreed to be available to advise and assist the OMP Entities in the formulation and clinical testing of new products and, at the OMP Entities’ request, to chair an annual symposium and up to two clinical advisory meetings per year.  The Agreement also contained provisions protecting the OMP Entities’ intellectual property rights, including trademarks, and confidential information, and limiting competition by the Dr. Obagi Parties. OMP agreed to pay Obagi Inc. an annual retainer of approximately $570,000. In addition, the OMP Entities agreed to pay certain fees and expenses for certain additional training and educational services and clinical studies, as well as 50% of all invoiced commercially reasonable marketing design and development (not production) expenses associated with the opening of the property in Beverly Hills, up to $100,000.

On September 2, 2010, the OMP Entities exercised their rights to terminate the Agreement effective as of October 4, 2010. The original term of the Agreement was five years, and would have otherwise ended on June 29, 2011.  In connection with the termination of the Agreement, we accelerated the payment of $477,000 in certain fees and expenses during the three months ended September 30, 2010, that otherwise would have been paid during the remainder of the original term. No additional amounts were paid to the Dr. Obagi Parties as a result of the termination.   In addition, as a result of the termination, we determined that our lease agreement with the Marketer was impaired resulting in the write-off of $258,000 in leasehold improvements at the Beverly Hills property and $153,000 in prepaid rent.

Under the Agreement, during the year ended December 31, 2007, we paid or accrued the following payables to Obagi Inc.: (i) $570,000 in retainer fees; and (ii) $200,000 in fees for development of certain products. During the year ended December 31, 2008, we paid or accrued the following payables to Obagi Inc.: (i) $607,671 in retainer fees; and (ii) $100,002 in fees for development of certain products.  During the year ended December 31, 2009, we paid or accrued to Obagi Inc. $626,716 in retainer fees.

Termination of the Agreement does not relieve the Dr. Obagi Parties from their obligations to comply with certain provisions of the Agreement, particularly as they relate to a limited trademark license to Obagi Inc. and/or the Marketer, the grant to OMP of a license to have access to and utilize accounts, customer lists and other customer information and data developed in connection with the Agreement, the protection of the OMP Entities’ intellectual property rights and other additional confidential information of the OMP Entities, nor does it affect the OMP Entities’ ownership of trademarks and other intellectual property rights.

Agreement with Cellogique Corporation.  On November 10, 2005, we entered into a Distribution Agreement with Cellogique Corporation, a corporation then controlled by Dr. Obagi (“Cellogique”). We amended this agreement on October 23, 2006. The agreement grants Cellogique the exclusive right to promote, market, sell, distribute and sub-distribute certain specified products to customers within the Middle East.  In September 2009, we entered into an amendment of the agreement with Cellogique to, among other things, amend the pricing schedule for sales of products to Cellogique by providing for set prices rather than discounts off of distributors’ base prices, and to offer certain marketing incentives to Cellogique. The agreement, as amended, has a term of 12 years, ending in December 2017.  As of March 20, 2009, Dr. Obagi no longer had any ownership interest in Cellogique.

Agreements with Obagi Dermatology – San Gabriel Annex, Inc.  On September 23, 1997, we entered into a distributorship agreement with Obagi Dermatology – San Gabriel Annex, Inc. (“SGA”), formerly Chinese Obagi Corporation, which is controlled by Dr. Obagi who owns 75% of SGA. The agreement granted SGA exclusive rights as our distributor in certain U.S. territories targeted to Chinese populations. Under these agreements, SGA receives the maximum discount offered to our unrelated customers on our products. The agreement had an initial one-year term, and has been automatically renewed annually under the terms of the agreement.

In addition, Dr. Obagi owns his own clinic. Total sales made to Dr. Obagi, Cellogique and SGA, and the related cost of sales for the years ended December 31, 2009, 2008 and 2007 were as follows:

	Year Ended December 31,
	2009	2008	2007
	(in thousands)
Net Sales	$732	$2,947	$3,182
Costs of sales	110	604	600

Receivables due from those parties as of  December 31, 2009, 2008 and 2007 were as follows:

	December 31,
	2009	2008	2007
	(in thousands)
Due from Dr. Obagi	$65	$249	$500
Due from Cellogique	—	242	424
Due from SGA	32	27	58
	$97	$518	$982

Litigation.  On January 7, 2010, ZO Skin Health, Inc., a California corporation, filed a complaint in the Superior Court of the State of California, County of Los Angeles: ZO Skin Health, Inc. vs. OMP, Inc. and Obagi Medical Products, Inc. and Does 1-25; Case No. BC429414.  The complaint alleges claims against us for: (i) unfair competition; (ii) intentional interference with prospective economic advantage; (iii) negligent interference with prospective economic advantage; (iv) intentional interference with contract; and (v) promissory estoppel.  More specifically, the plaintiff alleges that: we engaged in business practices, including the assertion of void and unlawful non-compete clauses in contracts with Dr. Obagi, that violate California’s Unfair Competition Law and the California Business and Professional Code, Section 17200, et seq.; we intentionally and negligently interfered with plaintiff’s prospective economic advantage in relationship with Rohto Pharmaceutical Co., Ltd. (“Rohto”) and certain product distributors; we interfered with existing contracts between plaintiff and Rohto; and we allegedly did not provide certain promised assistance in connection with the alleged agreement between plaintiff and Rohto.  The plaintiff seeks injunctive relief, compensatory damages “measuring in the tens of millions of dollars” and other damages in an unspecified amount, punitive damages and costs of suit, including attorneys’ fees.  We have answered the complaint and denied the allegations in that pleading. In addition, we have asserted counterclaims against the plaintiff.  Discovery in the action has commenced and is ongoing.  We are defending against this action vigorously.

In addition, on or about January 7, 2010, Dr. Obagi and his spouse, Samar Obagi, and The Zein and Samar Obagi Family Trust (the “Trust”) and certain other entities allegedly affiliated with Zein Obagi sent us an arbitration demand before JAMS (formerly Judicial Arbitration and Mediation Services) in Los Angeles, California in which the claimants claim breaches of the Agreement and the 2006 Separation and Release Agreement between us and the claimants and various breaches of common law, California law, and federal law, including failure to pay certain retainer, marketing and reimbursement funds, failure to pay royalties allegedly due, failure to consult before developing and marketing new products, failure to pursue certain business strategies, threatening to invoke unenforceable and inapposite non-competition clauses in our contracts with Dr. Obagi, threatening and interfering with the claimants’ business opportunities, threatening to enforce nonexistent trademark and service mark rights, and wrongfully depriving the claimants of both their rights to pursue business opportunities and also their trademark rights.  Claimants seek actual and consequential damages of tens of “millions of dollars” and other damages in an unspecified amount, restitution of monies wrongfully obtained in an unspecified amount, prejudgment interest, attorneys’ fees and costs, declaratory judgment and assignment of certain trademarks from us to Dr. Obagi.  We have filed an answer to the Demand for Arbitration denying the allegations and asserting various counterclaims.  Discovery in this matter has commenced and is ongoing.  We are defending against these claims vigorously.

As a holder of registrable securities under the Investors’ Rights Agreement, the Trust was entitled to request that we include its shares in this offering.  By letter dated November 4, 2010, Dr. Obagi, as trustee of the Trust, requested that the Trust's shares be included in this offering, offered to meet with our new President and Chief Executive Officer to discuss a variety of matters, and further stated that it is in our “best interest for us to discuss these matters before final decisions are made or the company decides to repurchase or help market Stonington’s shares.”

PLAN OF DISTRIBUTION

The selling stockholders may sell the shares from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sale of the common stock by any selling stockholder, including any donee, pledgee or other transferee who receives common stock from a selling stockholder, may be effected from time to time by selling shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the selling stockholder or may purchase from the selling stockholder all or a portion of the common stock as principal, and sales may be made pursuant to any of the methods described below. These sales may be made on any securities exchange on which our common stock is then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then current market prices or at prices otherwise negotiated.

The common stock may also be sold in one or more of the following transactions:

•
block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such securities as agent but may position and resell all or a portion of the block as principal to facilitiate the transaction;

•	purchases by a broker-dealer, as principal, and resale by such broker-dealer for its own account;

•
a special offering, an exchange distribution or a secondary distribution in accordance with applicable rules promulgated by the Financial Industry Regulatory Authority Inc., or FINRA (formerly known as the National Association of Security Dealers, Inc., or the NASD) or stock exchange rules;

•	ordinary brokerage transactions and transaction in which a broker-dealer solicits purchasers;

•	sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such securities; and

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or other compensation from the selling stockholders in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the common stock for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer will be in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the type of transactions involved. No such broker-dealer will receive compensation in excess of that permitted by the FINRA Conduct Rules.

The distribution of the common stock also may be effected from time to time in one or more underwritten transactions at a fixed price or prices that may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a “best efforts” or a “firm commitment” basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the common stock. Underwriters may sell the common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

We are not aware of any agreements, understandings or arrangements between any of the selling stockholders and any underwriters or broker-dealers regarding the sale of their common stock, nor are we aware of any underwriter or coordinating broker-dealer acting in connection with the proposed sale of common stock by the selling stockholders pursuant to this prospectus.  Upon our being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a pre effective amendment to the registration statement that contains this prospectus or a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the names of the selling stockholders and of participating broker-dealer(s);

•	the amount of common stock involved;

•	the price at which the common stock is to be sold;

•	the commissions paid or the discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus; and

•	other facts material to the transaction.

The selling stockholders and any underwriters, brokers-dealers or agents that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the common stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Because the selling stockholders may be deemed to be “underwriters” under the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

From time to time, the selling stockholders may pledge their common stock pursuant to the margin provisions of a customer agreement with their brokers. Upon default by a selling stockholder, the broker may offer and sell such pledged common stock from time to time. Upon a sale of the common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event the selling stockholders default under any customer agreement with brokers.

In order to comply with the securities laws of certain states, if applicable, the common stock may be sold only through registered or licensed broker-dealers. We have agreed to pay all expenses incident to the offering and sale of the common stock, other than commissions, discounts and fees of underwriters, broker-dealers or agents. We have agreed to indemnify the selling stockholders against certain losses, claims, damages, actions, liabilities, costs and expenses, including liabilities under the Securities Act.

We or the selling stockholders may have agreements with the participating broker-dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the participating broker-dealers may be required to make.

In connection with an offering, any participating broker-dealer may purchase and sell common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the participating broker-dealer of a greater number of shares than it owns or is required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while an offering is in progress.

The participating broker-dealers also may impose a penalty bid. This occurs when a particular broker-dealer repays to the others a portion of the underwriting discount or other concession received by it because the broker-dealers have repurchased shares sold by or for the account of that broker-dealer in stabilizing or short-covering transactions.

These activities by the participating broker-dealers may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the participating broker-dealers at any time. These transactions may be effected on the Nasdaq Global Market or any other exchange or automated quotation system, if the common stock is listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Laura B. Hunter, our Vice President, General Counsel and Secretary. As of the date of this prospectus, Ms. Hunter was the beneficial owner of 31,667 shares of our common stock that were issuable upon exercise of options that are immediately exercisable or exercisable within 60 days of such date.  Certain other legal matters in connection with this offering will be passed upon for us by Goodwin Procter LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

2,690,244 shares
Common Stock

___________________________________________

PROSPECTUS SUPPLEMENT
November 18, 2010

___________________________________________

Stifel Nicolaus Weisel

We, the selling stockholders and the underwriter have not authorized anyone to provide information different from that contained in this prospectus supplement and accompanying prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus supplement and accompanying prospectus.  Neither the delivery of this prospectus supplement and accompanying prospectus nor the sale of our common stock means that information contained in this prospectus supplement and accompanying prospectus is correct after the dates set forth thereon. This prospectus supplement and accompanying prospectus are not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitations is unlawful.